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                                                                      Exhibit 12

AMEREN CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

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

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                                   ---------------------
                                                                                     2002          2001
                                                                                     ----          ----
EARNINGS (NUMERATOR):

Add:
Net income from continuing operations                                               58,626         65,333
Income taxes                                                                        37,886         49,204
Fixed charges                                                                       57,260         56,349

Less:
Preference security dividend requirements of consolidated subsidiaries              (4,824)        (5,579)
                                                                                ----------       --------
Total earnings                                                                     148,948        165,307
                                                                                ----------       --------


FIXED CHARGES (DENOMINATOR):

Interest expensed                                                                   51,836         50,022
Estimated interest costs within rental expense                                         600            748

Preference security dividend requirements of consolidated subsidiaries:
     Preference dividends of consolidated subsidiaries                               2,928          3,180
     Adjustment to pre-tax basis                                                     1,896          2,399
                                                                                ----------       --------
                                                                                     4,824          5,579
                                                                                ----------       --------
Total fixed charges                                                                 57,260         56,349
                                                                                ----------       --------


                                                                                ----------       --------
RATIO OF EARNINGS TO FIXED CHARGES                                                    2.60           2.93
                                                                                ----------       --------
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